NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces First Quarter Results

SpartAanburg, South Carolina, April 18, 2008...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, pigments, stainless steel pipe, vessels and process equipment, announces that the first quarter of 2008 produced net earnings of  $1,862,000, or $.30 per share, on a 15% sales increase to $50,974,000. This compares to net earnings of $3,525,000, or $.56 per share on sales of $44,398,000, in 2007’s first quarter.

Specialty Chemicals Segment

The Specialty Chemicals Segment experienced an increase in sales of 13% from the first quarter of 2007. The increase in revenues came primarily from several new products that were added during the last part of 2007, an increase in demand for our contract manufacturing products, and increased selling prices on our basic chemical products to pass on higher energy-related costs, partially offset by modestly lower pigment sales. Operating income declined 28% from the first quarter of 2007. Our pigment business accounted for almost the entire operating income decline in the quarter as the result of increased raw material costs we were unable to pass on to our customers, together with the modest sales decline. The significant sales increase in our other products was offset by lower profit margins primarily because of excess costs and inherent inefficiencies related to starting up several new contract manufacturing products coupled with certain higher material costs that we were unable to fully pass on. Profits improved as the quarter progressed with March generating 87% of operating income in the quarter.

Metals Segment

Sales increased 16% in the first quarter of 2008 from the same quarter a year earlier and operating income declined 39% to $3,449,000. The sales increase resulted from an 89% increase in average selling prices partially offset by 39% lower unit volumes. The significant increase in first quarter selling prices reflects a change in product mix to larger pipe sizes, higher-priced alloys and a larger proportion of non-commodity products in the first quarter of 2008 compared to 2007’s first quarter. The decrease in unit volume resulted from a 68% decline in commodity pipe sales, partially offset by 94% higher piping systems unit volumes compared to a year earlier. The extremely weak sales of commodity pipe experienced in the last quarter of 2007, that was caused partially by Chinese pipe dumped into our market, continued into the first quarter of 2008 causing the big unit volume decrease in commodity pipe sales. The fluctuation in stainless steel surcharges, resulting primarily from the changes in nickel prices, has created uncertainty that causes distributors to continue to minimize inventories which also reduces demand.  Although our non-commodity business in the first quarter was excellent, it was not enough to offset the negative impact on operating income of lower profits from commodity pipe compared to a year earlier. The much lower commodity pipe profits resulted from the weak sales combined with significant profits in the first quarter of 2007 generated from rising stainless steel prices that led to increased profit under our FIFO inventory method. Although stainless steel prices have fluctuated during the last six months, the overall change in prices has been modest, which led to little effect on profit from price level changes in the first quarter of 2008. Piping systems continued to experience the favorable impact of its strong backlog as operating income increased significantly in the first quarter of 2008 compared to a year earlier. The Segment experienced good improvement over the fourth quarter of 2007 as sales and operating income increased 45% and 78%, respectively on a 5% increase in unit volumes during the first quarter of 2008 compared to the fourth quarter of 2007. Piping systems’ backlog was $49,800,000 at the end of the first quarter of 2008 compared to $48,600,000 at the end of the first quarter of 2007.

Other Items

The Company’s debt increased $6,025,000 as of the end of the first quarter of 2008 from the beginning of the year to provide funding for a $6,106,000 increase in working capital experienced during the first quarter. The working capital increase came primarily from the increase in accounts receivable generated by a 33% increase in first quarter sales compared to the fourth quarter of 2007. In addition, the Company paid a $1,566,000 cash dividend in the quarter.

Outlook

The Specialty Chemicals Segment began 2008 experiencing difficult conditions during the first two months of the quarter. However, as discussed above, revenues and profits improved significantly in March. Management is hopeful that this favorable trend will continue, reflecting their efforts to generate new products, improve existing products, and compete in markets not as susceptible to foreign imports. Although disappointed with the pigment operation’s results over the last 2 quarters, steps are being taken to bring this operation’s profits back in line with the remainder of the Segment’s operations. If economic conditions do not deteriorate, we believe that the factors discussed above provide the opportunity for the Segment to improve profitability in the second quarter of 2008.

As a result of the significant increases in stainless steel pipe imported from China, the Metals Segment along with 3 other U.S. producers of stainless steel pipe and the United Steelworkers Union filed an unfair-trade case against China on Wednesday, January 30, 2008. It is the third case involving pipe and tube imports from China filed in the past six months. So far, preliminary Department of Commerce findings have supported petitioners in the previous cases, although the U.S. International Trade Commission (“ITC”) has yet to weigh in with final injury determinations. On March 14, 2008 the ITC determined that there is a reasonable indication that our industry is materially injured or threatened with material injury by reason of imports of welded stainless steel pressure pipe from China that are allegedly subsidized and sold in the United States at less than fair value. As a result of the Commission's affirmative determinations, the U.S. Department of Commerce (“DOC”) will continue to conduct its investigations of imports of welded stainless steel pressure pipe from China, with its preliminary countervailing duty determination due on or about June 30, 2008, and its preliminary antidumping determination due approximately 90 days later. Management believes China is exporting pipe from excess capacity at dumped and subsidized prices into the US market. We anticipate action by the ITC and the DOC should reduce import activity and help stabilize pricing for commodity pipe. The factors discussed above continue to generate uncertainty for the performance of commodity pipe going into the second quarter of 2008. Stainless steel surcharges, which are determined 2 months in advance of when they become effective, have continued to fluctuate. It is difficult to predict distributor demand but after several months of reduced activity, we anticipate that distributor activity should pick up during the second quarter of 2008. As the result of stronger sales in March, unit volume sales of commodity pipe were up 42% in the first quarter of 2008 compared to the very depressed levels of the fourth quarter of 2007. This is encouraging but Management can not yet consider it evidence of a longer term trend. Management is confident that the growth generated by our non-commodity business in 2007 and the first quarter of 2008, including our significant piping systems business, should continue in the second quarter of 2008. Piping systems’ backlog, of which management expects about 85% to be completed over the next 12 months, should allow piping systems to continue to provide a higher level of sales and profits for the second quarter of 2008 as compared to the same period last year. Management continues to be optimistic about the piping systems business based on our current bidding activity for projects. With over 90% of the backlog coming from energy and water and wastewater treatment projects, management continues to be confident that it has positioned the Metals Segment to benefit from the long-term growth of these areas.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.
Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED
	Mar 29, 2008	Mar 31, 2007

Net sales
Specialty Chemicals Segment	$14,052,000	$12,445,000
Metals Segment	36,922,000	31,953,000
	$50,974,000	$44,398,000
Operating income
Specialty Chemicals Segment	$439,000	$607,000
Metals Segment	3,449,000	5,620,000
	3,888,000	6,227,000
Unallocated expenses
Corporate	744,000	752,000
Interest and debt expense	332,000	209,000
Other income	(2,000)	(1,000)

Income before income taxes	2,814,000	5,267,000

Provision for income taxes	952,000	1,742,000

Net income	$1,862,000	$3,525,000

Net income
Per basic common share	$.30	$.57

Per diluted common share	$.30	$.56

Average shares outstanding
Basic	6,239,976	6,162,110
Diluted	6,281,059	6,294,553

Backlog-Piping Systems & Process Equipment	$49,800,000	$48,600,000

Balance Sheet	Mar 29, 2008	Dec 29, 2007
Assets
Cash and sundry current assets	$2,773,000	$2,745,000
Accounts receivable, net	27,834,000	19,888,000
Inventories	46,130,000	48,801,000
Total current assets	76,737,000	71,434,000
Property, plant and equipment, net	21,262,000	20,859,000
Other assets	4,328,000	4,328,000
Total assets	$102,327,000	$96,621,000

Liabilities and shareholders' equity
Current portion of long-term debt	$467,000	$467,000
Accounts payable	13,101,000	13,029,000
Accrued expenses	10,365,000	11,240,000
Total current liabilities	23,933,000	24,736,000
Long-term debt	16,271,000	10,246,000
Other long-term liabilities	3,617,000	3,499,000
Shareholders' equity	58,506,000	58,140,000
Total liabilities & shareholders' equity	$102,327,000	$96,621,000